Exhibit 21

G&L Realty Corp.

List of Subsidiaries

April 30, 2004

1.	G&L Hampden, Inc., a Delaware corporation
2.	G&L Hampden, LLC a Delaware limited liability company
3.	G&L Realty Partnership, L.P., a Delaware limited partnership
4.	G&L Medical, Inc., a Delaware corporation
5.	G&L Gardens, LLC, an Arizona limited liability company
6.	G&L Senior Care, Inc., a Delaware corporation
7.	G&L Medical Partnership, L.P., a Delaware limited partnership
8.	435 N. Roxbury Drive, Ltd., a California limited partnership
9.	G&L - Grabel San Pedro, LLC
10.	G&L Burbank, LLC
11.	G&L Burbank Managers Corp., a California corporation
12.	G&L Holy Cross, LLC
13.	G&L Holy Cross Managers Corp., a California corporation
14.	G&L Tustin, LLC
15.	G&L Tustin Managers Corp., a California corporation
16.	G&L Valencia, LLC
17.	G&L Penasquitos, LLC
18.	G&L Hoquiam, LLC
19.	G&L Lyons, LLC
20.	G&L Coronado (1998), LLC
21.	G&L Parsons on Eagle Run, LLC
22.	G&L Parsons on Eagle Run, Inc.
23.	Lakeview Associates, LLC
24.	Tustin Heritage Park, LLC
25.	G&L Massachusetts, LLC
26.	G&L Aspen, LLC
27.	G&L Tustin II, LLC
28.	G&L Tustin III, LLC
29.	G&L Senior Care Partnership, L.P.
30.	G&L St. Thomas More, Inc.
31.	St. Thomas More, Inc.
32.	G&L Radius Realty, LLC
33.	GLR/Yorba Linda, LLC
34.	405 Bedford, LLC
35.	415 Bedford, LLC
36.	416 Bedford, LLC
37.	435 Bedford, LLC
38.	G&L 436 Bedford, LLC
39.	G&L Sherman Oaks, LLC
40.	G&L 4150 Regents, LLC